Exhibit 4.5

SERVICING AGREEMENT

BANK OF MONTREAL,

AS SERVICER, SELLER AND CASH MANAGER

AND

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

AS GUARANTOR

AND

COMPUTERSHARE TRUST COMPANY OF CANADA,

AS BOND TRUSTEE

SEPTEMBER 30, 2013

THIS SERVICING AGREEMENT is made on September 30, 2013

BETWEEN:

(1)

BANK OF MONTREAL, a chartered bank under the Bank Act (Canada), in its capacity as seller (the “Seller”), in its capacity as initial servicer (the “Servicer”) and in its capacity as cash manager (the “Cash Manager”);

(2)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of the Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC. (the “Guarantor”); and

(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, in its capacity as Bond Trustee (the “Bond Trustee”).

WHEREAS:

(A)	The Servicer carries on the business of, inter alia, administering mortgage loans secured on residential properties within Canada.

(B)

Pursuant to the Mortgage Sale Agreement, the Seller has agreed to sell Loans, their Related Security and certain other assets to the Guarantor on a fully-serviced basis and to service such Loans and Related Security on the terms and subject to the conditions contained in this Agreement (as the same may be amended and/or restated from time to time) in relation to, inter alia, the Loans and their Related Security included in the Portfolio from time to time.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

The master definitions and construction agreement made between, inter alios, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the Master Definitions and Construction Agreement) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	For the purposes of this Agreement, this Agreement has the same meaning as Servicing Agreement in the Master Definitions and Construction Agreement.

1.3	Save as expressly provided herein, any warranties or undertakings provided under this Agreement are made to each other party to this Agreement.

2.	SERVICING DUTIES

2.1

Until the termination of the Servicer pursuant to Section 11.1, the Loans included in the Portfolio shall be administered, serviced and collected by the Seller, as Servicer. The Seller hereby agrees to perform the duties and obligations of the Servicer pursuant to the terms hereof at no additional cost to the Guarantor, in consideration of the consideration paid for the Loans and the Related Security pursuant to the Mortgage Sale Agreement. Subject to the provisions hereof, the Servicer shall administer, service and collect the Loans and their Related Security as agent for the Guarantor until the date of termination of this Agreement in accordance with the provisions of this Agreement. The Bond Trustee consents to the appointment of the Servicer on the terms and subject to the conditions of this Agreement.

2.2

The Servicer, as agent for the Guarantor (to the extent provided herein), shall perform its duties hereunder with reasonable care and diligence, using that degree of skill and attention that the Servicer exercises in managing, servicing, administering, collecting on and performing similar functions relating to comparable loans that it services for itself or other Persons and in accordance with the Credit and Collection Policy.

2.3

Without limiting the generality of the authority granted by the appointment of the Servicer, and subject to the other provisions hereof, the Servicer is hereby authorized and empowered by the Guarantor to take any and all reasonable steps in its name and on its behalf that are necessary or desirable and not inconsistent with the sale, transfer and assignment of the Loans and the Related Security to the Guarantor, except that the Servicer shall not be required to notify any Person of the Guarantor’s interest therein until the occurrence of a Registered Title Event, to collect all amounts due under any and all Loans, including executing and delivering, on behalf of the Guarantor and any subsequent assignees, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to the Loans or the Related Security and, after delinquency of any such Loans and to the extent permitted under and in compliance with applicable Law, to commence proceedings with respect to enforcing payment of such Loans and the Related Security, and adjusting, settling or compromising the account or payment thereof, to the same extent as the Seller could have done if it owned all such Loans. The Guarantor shall furnish the Servicer with any powers of attorney and other documents that are within the ability of the Guarantor to furnish and which are reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder as agent of the Guarantor.

2.4

Subject to Section 2.5, for the benefit of the Guarantor, the Servicer shall use reasonable efforts, consistent with the Credit and Collection Policy and its customary servicing procedures used with respect to Loans serviced by the Servicer on its own behalf and on behalf of others, to (a) collect or enforce each Loan and Related Security and any related insurance policy (against the related Property, Borrower, insurer or otherwise), and (b) liquidate or convert the related Property securing any Loan which is and continues to be a Defaulted Loan and as to which no satisfactory arrangements can be made with the Borrower for the collection of delinquent payments thereunder or as to which the Servicer shall have otherwise determined eventual payment in full is unlikely; provided, however, that the Servicer shall, subject to applicable Law, liquidate or convert any real or immovable property securing such Defaulted Loan within 180 days of the date of the payment default under such Defaulted Loan, unless such Defaulted Loan shall have been paid in full within such 180-day period. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of similar conventional mortgage loan receivables owned or serviced by it, which may include selling the related Property at public or private sale.

2.5

If in any enforcement suit or legal proceeding, it shall be held that the Servicer may not enforce a right under a Loan or the Related Security on the grounds that it should not be or is not a real party in interest or a holder entitled to enforce rights in respect of the Loan or Related Security, the Guarantor shall, at the Servicer’s expense and direction, take such steps as are necessary to enforce the Loan or the Related Security.

2.6

If the Servicer receives any funds whatsoever arising from the Loans and their Related Security included in the Portfolio which belong to the Guarantor and are to be paid to the GDA Account (or, if applicable, the Stand-by GDA Account) or to the Cash Manager pursuant to this Agreement or any of the other Transaction Documents or otherwise, it will hold such funds in trust for the Guarantor and shall (a) prior to a downgrade of the ratings of the Servicer by one or more Rating Agencies below the Servicer Deposit Threshold Ratings, transfer such monies on or before the next Guarantor Payment Date (i) at any time prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, to the Cash Manager, and (ii) at any time following a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, directly into the GDA Account; and (b) in the event of a downgrade of the ratings of the Servicer by one or more of the Rating Agencies below the Servicer Deposit Threshold Ratings, transfer such monies (i) at any time prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, to the Cash Manager, and (ii) at any time following a downgrade of the ratings of the Cash Manager by one or more of the Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, directly into the GDA Account, in either case within two Canadian Business Days of the collection and/or receipt thereof.

2.7

The Servicer shall remit to the relevant Governmental Authority all Taxes collected by it pursuant to the terms of, or in respect of, a Loan, and to prepare and file all returns and reports related thereto, and the Guarantor shall forthwith remit to the Servicer any amounts paid by a Borrower in respect of Taxes that are paid to the Guarantor. In accordance with the Credit and Collection Policy, the Servicer will, with respect to any Loan, pay (i) arrears of Taxes or utilities, (ii) costs of repairing, maintaining, insuring or securing the related Property, (iii) costs of liquidating or disposing of such Loan if it becomes a Defaulted Loan or the related Property, and (iv) any other cost or expense, which the Servicer deems necessary or advisable, acting in a reasonable and prudent manner, to preserve or maintain the realizable value of such Loan or the related Property.

3.	SERVICER COVENANTS; REPRESENTATIONS AND WARRANTIES

3.1

The Servicer covenants and agrees that it shall at its own expense take or cause to be taken all such reasonable actions as may be necessary, convenient, incidental or advisable from time to time to administer and service each Loan and the Related Security in accordance herewith and with applicable Law. In addition, the Servicer covenants and agrees that it shall at its own expense, in accordance with the Credit and Collection Policy, with respect to each Loan and its Related Security included in the Portfolio:

(a)

take or cause to be taken all such actions as may be necessary or desirable from time to time, including utilizing the procedures provided for in the Credit and Collection Policy, to collect the Loan and the Related Security in accordance with the terms and provisions thereof and any related agreements (including, without limitation, taking all necessary actions with respect to any claims under insurance policies relating to such Loan);

(b)

keep and maintain records in relation to the Loan and its Related Security for the purposes of identifying amounts paid by the related Borrower, any amount due from such Borrower and the Outstanding Principal Balance of such Loan and such other records as would be kept by a Reasonable, Prudent Mortgage Lender;

(c)	give timely notice to the Borrower of each Loan of any default in payment or other default thereunder, or under any related agreements;

(d)	record the Loan as being a Delinquent Loan or Defaulted Loan, as the case may be, in accordance with the Credit and Collection Policy;

(e)	investigate all delinquencies and defaults under the Loan;

(f)	respond to all reasonable enquiries of the Borrower of the Loan or other obligors under the Related Security;

(g)

take such steps as are necessary to maintain the perfection and priority, as the case may be, of the security interests created pursuant to the Loan and the Related Security, and, subject to Sections 3.1(j) and (k), refrain from releasing any such security interest in whole or in part except in the event of payment in full by the Borrower of all amounts owing under the Loan or upon foreclosure or sale by the Servicer of the Property secured thereby, but only to the extent that the Servicer would have done so in a similar situation with respect to Mortgages administered by it on its own behalf;

(h)

determine the advisability of taking action and instituting and carrying out legal proceedings with respect to the Loan and the Related Security pertaining thereto in case of default by the Borrower under such Loan and take such action and institute and carry out such legal proceedings using the discretion of a Reasonable, Prudent Mortgage Lender in applying the enforcement procedures forming part of the Seller’s policy;

(i)	hold as trust property for and on behalf of the Guarantor, free of any Adverse Claim, all Customer Files with respect to the Loan at any one or more of the offices identified in Schedule 1;

(j)	execute and deliver all such assignments, releases and discharges of the Loan and Related Security as are required by the terms thereof upon receipt of all amounts due thereunder; and

(k)	settle, compromise and otherwise deal with any claims under the Loan or the Related Security if necessary, advisable or otherwise permitted in accordance with the Credit and Collection Policy.

3.2	The Servicer covenants and agrees that it shall at its own expense:

(a)

comply with the Credit and Collection Policy in regard to the Loans and the Related Security and otherwise, as applicable, in performing its covenants hereunder, except to the extent that non-compliance therewith would not reasonably be expected to have a Material Adverse Effect;

(b)	notify each Rating Agency of any material changes it makes to its Credit and Collection Policy;

(c)	employ and provide general administrative, supervisory and accounting staff and general overhead as may from time to time be reasonably required to carry out its obligations hereunder;

(d)

pay all general administrative expenses and other costs incurred by it in carrying out its obligations hereunder and all fees and expenses of any administrator appointed or subcontractor retained by it;

(e)

cause its employees to perform their employment responsibilities in collecting and administering the Loans in the same manner as if the Loans were beneficially owned by the Servicer, except (i) to the extent necessary or desirable to accommodate the exercise by the Guarantor of its rights hereunder, or (ii) as otherwise required hereby;

(f)

fully perform in a timely fashion and comply in all material respects with all material provisions, covenants and other obligations required to be observed by the Seller, the Guarantor or the Servicer under or in connection with the Loans and the Related Security and agreements related thereto;

(g)

except as provided to the contrary herein and other than by (a) providing actual notice of the sale, transfer and assignment to the Borrowers of the Loans or the obligors under any Related Security with respect thereto or (b) registering the assignment of the Loans or Related Security on title to the real property underlying those Mortgages, take all steps reasonably necessary, or in the opinion of the Guarantor or its counsel, advisable, to validate, protect or perfect the ownership interest of the Guarantor in, or to defeat the assertion by any third party (other than a third party claiming through or under the Guarantor or a Borrower) of any Adverse Claim on the Loans or the Related Security;

(h)

maintain the Guarantor as a loss payee, as its interest may appear, or an additional named insured, under all policies of insurance, if any, carried by the Servicer or the Seller in respect of third party liability, fire and all perils, and extended coverage claims applicable to or relating to the Loans, and make and enforce all claims that may be made thereunder from time to time;

(i)	take all reasonable steps to ensure the maintenance by Borrowers of appropriate fire and all perils or property damage insurance;

(j)

settle all losses in the event of damage to or destruction by fire or other insured casualty of the property mortgaged by any of the Loans in the same manner as a Reasonable Prudent Mortgage Lender would settle losses in respect of mortgages administered by it on its own behalf;

(k)	except as otherwise provided in this Agreement, deal with the Loans only as specifically authorized and directed by the Guarantor, the Bond Trustee or their respective duly appointed agents;

(l)

forthwith upon becoming aware of any event which may reasonably give rise to an obligation of the Seller to repurchase any Loan pursuant to the Mortgage Sale Agreement, notify the Guarantor in writing of such event;

(m)

upon the Seller being required to do so pursuant to Section 6 of the Mortgage Sale Agreement, do or procure the doing of all or any of the acts, matters or things required thereunder on behalf of the Seller or, if requested to do so by the Bond Trustee, provide sufficient information to enable the Guarantor or the Bond Trustee to do so at the Servicer’s expense;

(n)	obtain, and maintain in force, any necessary approvals to act as Servicer with respect to the Loans from any Person providing insurance with respect to the Loans;

(o)

if at any time the Servicer’s issuer default rating is less than F2 by Fitch, notify the Borrowers within two Canadian Business Days to make payments in respect of the Loans directly to the Stand-By GDA Account;

(p)

at any time upon request from the Guarantor or the Bond Trustee, provide any information or assistance requested by the Guarantor or the Bond Trustee for the purpose of completing any information necessary in respect of a Power of Attorney granted by the Seller to the Guarantor under the Mortgage Sale Agreement; and

(q)

enforce any Loan which is in default in accordance with the Seller’s or, as applicable, an Originator’s enforcement procedures or, to the extent that such enforcement procedures are not applicable having regard to the nature of the default in question, with the procedures that would be undertaken by a Reasonable, Prudent Mortgage Lender on behalf of the Guarantor.

3.3	The Servicer covenants and agrees that it shall not:

(a)

except as required by applicable Law or by OSFI or the Canada Deposit Insurance Corporation or any other regulatory authority having jurisdiction over the Servicer, make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without satisfaction of the Rating Agency Condition;

(b)

except in accordance with the Credit and Collection Policy, extend, amend or otherwise modify or waive the terms of any Loan or the Related Security, or amend, modify or waive any term or condition of any agreement related thereto, if the result of such amendment could reasonably be expected to have a material adverse effect on the value or collectibility of such Loan except upon satisfaction of the Rating Agency Condition;

(c)	amend or terminate any of the Transaction Documents save in accordance with their terms; or

(d)

take or omit to take any action if the taking or omitting to take such action by the Servicer would constitute a breach by the Servicer of any representation, warranty or covenant herein, or in any other document delivered hereunder or contemplated hereby and such action or omission would reasonably be expected to have a Material Adverse Effect.

3.4	The Servicer hereby represents, warrants and covenants that, at the date hereof:

(a)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder;

(b)	it is and will continue to be in good standing with OSFI;

(c)

it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(d)

the unsecured, unsubordinated and unguaranteed debt obligations of the Servicer, or its issuer default ratings, are rated by each of the Rating Agencies at ratings that are at or above each of the Servicer Replacement Threshold Ratings;

(e)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder;

(f)	it will comply with the provisions of, and perform its obligations under, this Agreement and the other Transaction Documents to which it is party;

(g)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(h)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party.

4.	DELEGATION OF DUTIES

4.1	The Servicer may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement, provided that (but subject to Section 4.2):

(a)

where the arrangements involve the custody or control of any Customer Files relating to the Portfolio for the purpose of performing any delegated Services the sub-contractor or delegate has executed an acknowledgement in form and substance acceptable to the Guarantor and the Bond Trustee (each acting reasonably) to the effect that any such Customer Files are and will be held to the order of the Bond Trustee or as the Bond Trustee shall direct;

(b)

where the arrangements involve or may involve the receipt by the sub-contractor or delegate of funds belonging to the Guarantor which, in accordance with this Agreement, are to be paid into the GDA Account (or, if applicable, the Standby GDA Account), the sub-contractor or delegate has executed a declaration in form and substance acceptable to the Guarantor that any such funds held by it or to its order are held in trust for the Guarantor and will be paid forthwith, and in any event within five Canadian Business Days (inclusive of all cure periods), to the Cash Manager prior to a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, and following a downgrade of the ratings of the Cash Manager by one or more Rating Agencies below the Cash Management Deposit Ratings or the occurrence of a Covered Bond Guarantee Activation Event, into the GDA Account (or, as applicable, the Standby GDA Account);

(c)

the prior written consent of the Guarantor and the Bond Trustee to the proposed arrangement (including, if the Guarantor and the Bond Trustee consider it necessary, approving any contract which sets out the terms on which such arrangements are to be made) has been obtained and subject to satisfaction of the Rating Agency Condition;

(d)

any such sub-contractor or delegate has executed a written waiver of any Security Interest arising in connection with such delegated Services (to the extent that such Security Interest relates to the Portfolio or any amount referred to in (a) or (b) above); and

(e)

any sub-contracting or delegation will be at the expense of the Servicer and neither the Bond Trustee nor the Guarantor shall have any liability for any costs, fees, charges or expenses payable to or incurred by such sub-contractor or delegate or arising from the entering into, the continuance, amendment or the termination of any such arrangement.

4.2	The provisos in Sections 4.1(a), (b) and (c) shall not apply:

(a)	to the engagement by the Servicer of:

(i)

any receiver, solicitor, insurance broker, valuer, surveyor, accountant, estate agent, insolvency practitioner, auctioneer, bailiff, sheriff officer, debt counsellor, tracing agent, property management agent, licensed conveyancer, qualified conveyancer or other professional adviser acting as such; or

(ii)	any locksmith, builder or other contractor acting as such in relation to a Property,

in any such case being a person or persons whom the Servicer would be willing to appoint in respect of its own mortgages in connection with the performance by the Servicer of any of its obligations or functions or in connection with the exercise of its powers under this Agreement; or

(b)	to any delegation to any wholly-owned subsidiary of the Seller from time to time.

4.3

The Guarantor and the Bond Trustee may require the Servicer to assign to the Guarantor any rights which the Servicer may have against any sub-contractor or delegate arising from the performance of Services by such person relating to any matter contemplated by this Agreement and the Servicer acknowledges that such rights assigned to the Guarantor will be exercised by the Guarantor subject to the terms of the Guarantor Agreement.

4.4

Notwithstanding any sub-contracting or delegation of the performance of its obligations under this Agreement, the Servicer shall not thereby be released or discharged from any liability hereunder and shall remain responsible for the performance of all of the obligations of the Servicer under this Agreement, and the performance or non-performance or the manner of performance by any sub-contractor or delegate of any of the Services shall not affect the Servicer’s obligations under this Agreement and any breach in the performance of the Services by such sub-contractor or delegate shall, subject to the Servicer being entitled for a period of 20 Canadian Business Days from receipt of any notice of the breach to remedy such breach by any sub-contractor or delegate, be treated as a breach of this Agreement by the Servicer.

5.	INDEMNIFICATION BY SERVICER

(a)

The Servicer shall indemnify the Guarantor on demand on an after-Tax basis for any loss, liability, claim, expense or damage suffered or incurred by the Guarantor in respect of the gross negligence, dishonesty, bad faith, fraud or wilful misconduct of the Servicer in carrying out its functions as Servicer under this Agreement or the other Transaction Documents or as a result of a breach by the Servicer of the terms and provisions of this Agreement or the other Transaction Documents in relation to such functions.

(b)

For the avoidance of doubt, the Servicer shall not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Guarantor and/or any other person as a result of the proper performance of the Services by the Servicer save where such loss, liability, claim, expense or damage is suffered or incurred as a result of any gross negligence, dishonesty, bad faith, fraud or wilful misconduct of the Servicer or as a result of a breach by the Servicer of the terms and provisions of this Agreement or the other Transaction Documents in relation to such functions.

6.	NO LIABILITY

6.1

The Servicer shall have no liability for any obligation of a Borrower under any Loan included in the Portfolio or any Related Security and nothing herein shall constitute a guarantee, indemnity or similar obligation, by or of the Servicer of or in relation to any Loan, any Related Security or any Borrower.

6.2

Save as otherwise provided in this Agreement, the Servicer shall have no liability for the obligations of the Guarantor under any of the Transaction Documents or otherwise and nothing herein shall constitute a guarantee, indemnity or similar obligation, by or of the Servicer of the Guarantor in respect of any of those obligations.

7.	POWERS OF ATTORNEY

7.1

For good and valuable consideration and as security for the interests of the Guarantor hereunder, the Guarantor hereby appoints the Servicer as its attorney on its behalf, and in its own or the attorney’s name, for the following purposes:

(a)

executing all documents necessary for the purpose of discharging a Mortgage and/or any other Related Security in relation to a Loan included in the Portfolio which has been repaid in full and any Related Security or for the sale of a Property which is subject to a Mortgage;

(b)	executing all documents necessary for the purpose of releasing or discharging a Mortgage in accordance with this Agreement;

(c)	executing all documents and doing all such acts and things which in the reasonable opinion of the Servicer are necessary or desirable for the efficient provision of the Services hereunder; and

(d)	exercising its rights, powers and discretion under the Mortgages and/or any Related Security relating to Loans included in the Portfolio,

provided that, for the avoidance of doubt, this power of attorney shall not authorise the Servicer to sell any of the Loans and/or their Related Security included in the Portfolio except as specifically authorised in the Transaction Documents. For the avoidance of doubt, the Guarantor shall not be liable or responsible for the acts of the Servicer or any failure by the Servicer to act under or in respect of this power of attorney.

7.2

The appointment contained in Section 7.1 shall be coupled with an interest and shall be irrevocable unless and until the termination of the appointment of the Servicer pursuant to Section 11 of this Agreement upon which the appointments contained in Section 7.1 shall be automatically revoked.

8.	INFORMATION

8.1	Maintenance of Records

(a)

The Servicer shall keep the Customer Files relating to the Loans included in the Portfolio in safe custody in a fire-proof location and shall take appropriate technical and organisational measures against the unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data. The Servicer shall maintain in an adequate form such records as are necessary to enforce each Mortgage included in the Portfolio and, where relevant, any Related Security. The Servicer shall keep Customer Files relating to Loans included in the Portfolio in such a way that they can be distinguished from information held by the Servicer for its own behalf as mortgagee or for other third persons.

(b)

A duplicate of any computer records held by the Servicer which contains information relating to the Loans and their Related Security included in the Portfolio shall be lodged by the Servicer on a daily basis with the originating branch and/or (in accordance with operational requirements) the Seller’s mortgage servicing centres or at such other locations selected by the Servicer, such records to be held to the order of the Bond Trustee and to be replaced by a revised duplicate as and when the original records are revised. The Servicer shall keep the Bond Trustee informed of the location of the Customer Files and duplicate computer records and shall ensure that each such location complies with the requirements set forth in Section 8.1(a).

8.2	Access to Books and Records

Subject to all applicable Laws, the Servicer shall permit the Guarantor (and its auditors), the Custodian, the Cover Pool Monitor and the Bond Trustee and any other person nominated by the Guarantor (to whom the Servicer has no reasonable objection) upon reasonable notice during normal office hours to have access, or procure that such person or persons are granted access, to all books of record and account (including, for the avoidance of doubt, the Customer Files) relating to the administration of the Loans and their Related Security included in the Portfolio and related matters in accordance with this Agreement.

8.3	Information Covenants

(a)	The Servicer shall assist the Cash Manager in the production of the Monthly Reports substantially in the form set out in the Cash Management Agreement.

(b)

The Servicer shall, upon request but subject to any restrictions under applicable privacy Laws, provide the Guarantor, the Bond Trustee and each Rating Agency quarterly with a report stored upon electronic media including, but not limited to, a CD-ROM in a form acceptable to the Guarantor and Bond Trustee (each acting reasonably) containing information regarding the Loans then included in the Portfolio including, but not limited to, details of the relevant mortgage reference number, the relevant Borrower’s name and the postal code of the relevant Property and the completion date of the relevant Mortgage.

(c)

The Servicer shall, at the request of the Guarantor and the Bond Trustee, provide the Guarantor, the Bond Trustee and the Rating Agencies with such other information relating to its business and financial condition and (to the extent that it has such information and subject to any confidentiality restrictions binding upon it) that of any person to whom it has sub-contracted or delegated part of its obligations hereunder as it may be reasonable for the Guarantor and the Bond Trustee (as appropriate) to request in connection with the ratings of any Covered Bonds issued under the Program and other matters contemplated by the Program, provided that the Guarantor or the Bond Trustee (as appropriate) shall not make such a request more than once every three months unless, in the belief of the Guarantor or the Bond Trustee (as appropriate), an Issuer Event of Default or a Servicer Termination Event shall have occurred and is continuing or may reasonably be expected to occur.

9.	REMUNERATION

The Servicer shall not be entitled to any additional compensation for the performance of its obligations under this Agreement or any reimbursement for the cost and expenses incurred by the Servicer in connection therewith, it being acknowledged that the Loans, the Related Security and the other assets included in the Portfolio have been sold pursuant to the Mortgage Sale Agreement on a fully-serviced basis.

10.	SERVICES NON-EXCLUSIVE

Nothing in this Agreement shall prevent the Servicer from rendering or performing services similar to those provided for in this Agreement to or for itself or other persons, firms or companies or from carrying on business similar to or in competition with the business of the Guarantor.

11.	TERMINATION

11.1	If any of the following events (each, a Servicer Termination Event and, in relation to the events referred to in Sections 11.1(a) to 11.1(d), a Servicer Event of Default) shall occur:

(a)	the Servicer’s unsecured, unguaranteed and unsubordinated debt obligations or its issuer default ratings are downgraded by one or more Rating Agencies below the Servicer Replacement Threshold Ratings;

(b)

the Servicer defaults in the payment on the due date of any amount due and payable by it under this Agreement and does not remedy that default within three Canadian Business Days after the earlier of the Servicer becoming aware of the default or receipt by the Servicer of written notice from the Bond Trustee or the Guarantor requiring the default to be remedied;

(c)

the Servicer defaults in the performance or observance of any of its other covenants and obligations under this Agreement which failure in the reasonable opinion of the Bond Trustee is materially prejudicial to the interests of the Covered Bondholders, and does not remedy that default within 20 Canadian Business Days after the earlier of the Servicer becoming aware of the default or receipt by the Servicer of written notice from the Guarantor or the Bond Trustee requiring the default to be remedied, provided however that where the relevant default occurs as a result of a default by any person to whom the Servicer has sub-contracted or delegated part of its obligations hereunder, such default shall not constitute a Servicer Termination Event if, within such period of 20 Canadian Business Days, the Servicer terminates the relevant sub-contracting or delegation arrangements and takes such steps as the Guarantor and the Bond Trustee may specify to remedy such default or to indemnify the Guarantor against the consequences of such default;

(d)

default is made by the Servicer (or any delegate thereof) in the performance of its obligations under Section 2.6 at any time that the Servicer’s unsecured, unguaranteed and unsubordinated debt obligations or its issuer default ratings has been downgraded by one or more Rating Agencies below the Servicer Deposit Threshold Ratings and such default continues unremedied for a period of one (1) Canadian Business Day after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from the Bond Trustee or the Guarantor requiring the same to be remedied;

(e)	an Insolvency Event occurs in relation to the Servicer;

(f)	a breach of a representation, warranty or covenant provided in Sections 3.4 (a), (b), (c), (e), (f), (g) or (h); or

(g)

if the Servicer is the Issuer or an Affiliate of the Issuer, an Issuer Event of Default (i) occurs and is continuing, or (ii) has previously occurred and is continuing, at any time that the Guarantor is Independently Controlled and Governed, then the Guarantor and/or the Bond Trustee (x) may at once or at any time thereafter while such Servicer Termination Event continues by notice in writing to the Servicer or, (y) in the case of the occurrence of a Servicer Termination Event described in paragraph (a) above, at any time that the Guarantor is not Independently Controlled and Governed, shall, terminate its appointment as Servicer under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice.

11.2

The appointment of the Servicer under this Agreement may be terminated by the Servicer upon the expiry of not less than 12 months’ written notice of termination given by the Servicer to the Bond Trustee, the Guarantor and each Rating Agency provided that:

(a)	If the Servicer who wishes to terminate its appointment is BMO, the Bond Trustee consents in writing to such termination;

(b)

a New Servicer having at least the Servicer Replacement Threshold Ratings shall be appointed by the Guarantor, with the consent in writing of the Bond Trustee and satisfaction of the Rating Agency Condition with respect to such appointment, such appointment to be effective not later than the date of such termination;

(c)	such New Servicer is qualified to act as such under applicable mortgage broker legislation;

(d)	such New Servicer has a management team with experience of administering residential mortgages in Canada of the type included in the Portfolio;

(e)

such New Servicer enters into an agreement substantially on the same terms as the relevant provisions of this Agreement with the Guarantor and the Bond Trustee (which agreement may, for the avoidance of doubt, provide for the payment of such fees, costs and expenses of the New Servicer as the Bond Trustee may deem appropriate, but which shall comply with the CMHC Guide and shall include a covenant on the part of the New Servicer to comply with the CMHC Guide in connection with its duties and obligations thereunder) and the Servicer shall not be released from its obligations under the relevant provisions of this Agreement until such New Servicer has entered into such new agreement; and

(f)	the Rating Agency Condition will be satisfied with respect to such termination, unless the termination is otherwise agreed to by an Extraordinary Resolution of the holders of the Covered Bonds.

11.3

On and after termination of the appointment of the Servicer under this Agreement pursuant to this Section 11, all authority and power of the Servicer under this Agreement shall be terminated and be of no further effect and the Servicer shall not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement. On and after any termination of the appointment of the Servicer under this Agreement with respect to Selected Loans pursuant to Section 12.1, all authority and power of the Servicer under this Agreement in respect of such Selected Loans will be terminated and be of no further effect and it will not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement in connection with any such Selected Loans.

11.4	Upon termination of the appointment of the Servicer under this Agreement pursuant to this Section 11, the Servicer shall:

(a)

promptly deliver (and in the meantime hold on trust for, and to the order of, the Bond Trustee) to the Guarantor or as it shall direct the Customer Files, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belonging to the Guarantor and the Loans included in the Portfolio and any Related Security (if practicable, on the date of receipt by the Servicer) and any funds then held by the Servicer on behalf of the Guarantor and any other assets of the Guarantor;

(b)

take such further action as the Guarantor and the Bond Trustee may reasonably direct at the expense of the Servicer (including in relation to the appointment of a New Servicer) provided that, prior to the occurrence of a Servicer Event of Default, the Bond Trustee shall not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction;

(c)

provide all relevant information contained on computer records in the form of magnetic tape, CD-ROM and/or other form of electronic media, as appropriate, together with details of the layout of the files encoded on such magnetic tapes, CD-ROMs and/or other form of electronic media (or such other format as the parties may agree); and

(d)

co-operate and consult with and assist the Guarantor, the Bond Trustee and their nominees (which shall, for the avoidance of doubt, include any New Servicer appointed by any of them) for the purposes of explaining the file layouts and the format of the magnetic tapes, CD-ROMs and/or other form of electronic media generally containing such computer records on the computer system of the Guarantor, the Bond Trustee or such nominee.

11.5

The Servicer shall deliver to the Guarantor and the Bond Trustee as soon as reasonably practicable but in any event within five days of becoming aware thereof a notice of any Servicer Termination Event or any event which with the giving of notice or lapse of time or certification would constitute the same, including any breach by a sub-contractor or delegate contemplated in Section 4.4.

11.6

If an Insolvency Event occurs in relation to any person to whom the Servicer has sub-contracted or delegated part of its obligations hereunder, the Servicer shall notify the Bond Trustee and the Servicer shall within ten Canadian Business Days of such an event occurring terminate the relevant sub-contracting or delegation arrangements.

11.7

Termination of this Agreement or the appointment of the Servicer under this Agreement shall be without prejudice to the liabilities of the Guarantor to the Servicer or vice versa incurred before the date of such termination. The Servicer shall have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor.

11.8

This Agreement shall terminate at such time as the Guarantor has no further interest in any Loans or their Related Security that have been included in the Portfolio, provided that this shall be without prejudice to any claims in respect of obligations or rights arising hereunder on or prior to the date of such termination.

11.9

Upon any termination or resignation of the Servicer hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Servicer’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five Canadian Business Days following such termination or resignation and replacement (unless the replacement Servicer has yet to be identified at that time, in which case notice of the replacement Servicer may be provided no later than 10 Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Servicer and all information relating to the replacement Servicer required by the CMHC Guide and a revised and amended copy of this Agreement with such Servicer.

12.	FURTHER ASSURANCE

12.1

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

12.2

Without prejudice to the generality of Section 12.1, the Guarantor and the Bond Trustee shall upon request by the Servicer forthwith give to the Servicer such further powers of attorney or other written authorisations, mandates or instruments as are necessary to enable the Servicer to perform the Services.

12.3

Nothing herein contained shall impose any obligation or liability on the Guarantor or the Bond Trustee to assume or perform any of the obligations of the Servicer hereunder or render it liable for any breach thereof.

13.	MISCELLANEOUS

Each of the Seller and the Servicer agrees that it will not, notwithstanding any termination of this Agreement:

(a)

set off or purport to set off any amount which the Guarantor or the Issuer is or will become obliged to pay to it under any of the Transaction Documents against any amount from time to time standing to the credit of or to be credited to a Guarantor Account or in any other account prior to transfer to a Guarantor Account; or

(b)

make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of a Guarantor Account; or

(c)

institute against, or join any other party in instituting against, the Guarantor or any general partner of the Guarantor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar Law, for one year and one day after all Covered Bonds have been repaid in full.

14.	CONFIDENTIALITY

During the continuance of this Agreement or after its termination, the Guarantor shall not to disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Section 14 shall not apply:

(a)	to any information already known to the Guarantor or the Bond Trustee otherwise than as a result of entering into any of the Transaction Documents;

(b)	to any information subsequently received by the Guarantor or the Bond Trustee which it would otherwise be free to disclose;

(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the Guarantor or the Bond Trustee;

(d)

to any extent that the Guarantor or the Bond Trustee is required to disclose the same pursuant to and in accordance with (i) any Transaction Document, (ii) any Law or order of any court, (iii) any direction, request or requirement (whether or not having the force of Law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators), or (iv) the CMHC Guide and the Covered Bond Legislative Framework;

(e)

to the extent that the Guarantor or the Bond Trustee needs to disclose the same for determining the existence of, or declaring, a Guarantor Event of Default or a Servicer Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such persons as are required to be informed of such information for such purposes; or

(f)

in relation to any information disclosed to the professional advisers of the Guarantor or the Bond Trustee or (in connection with the review of current ratings of any Covered Bonds issued under the Program or with a prospective rating of any debt to be issued by the Issuer) to any credit rating agency or any prospective New Servicer.

15.	NOTICES

Any notice to be given pursuant to this Agreement to any of the parties hereto shall be in writing and shall be sufficiently served if sent by prepaid registered mail, by hand, electronic or facsimile transmission and shall be deemed to be given (if by electronic or facsimile transmission) when despatched or (in the case of registered mail) when it would be received in the ordinary course of the mail and shall be sent:

(a)

in the case of the Servicer, to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations ;

(b)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations ;

(c)

in the case of the Seller, to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-7193) for the attention of Senior Manager, Corporate Funding; and

(d)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number (416) 981-9777) for the attention of Manager, Corporate Trust;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section 15. All notices served under this Agreement shall be simultaneously copied to the Bond Trustee by the person serving the same.

16.	AMENDMENTS, VARIATION AND WAIVER

16.1

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

16.2

Subject to the following sentence, each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition and the Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement. For certainty, any amendment to (a) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (b) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall, with respect to each affected Rating Agency only, be deemed to be a material amendment and shall be subject to satisfaction of the Rating Agency Condition with respect to each affected Rating Agency. The Guarantor will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

17.	NO AGENCY OR PARTNERSHIP

It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any relationship of agency, save as expressly provided herein, or partnership between the parties and that in fulfilling its obligations hereunder, each party shall be acting entirely for its own account.

18.	ASSIGNMENT

18.1

None of the Seller, the Servicer or the Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bond Trustee, such consent not to be unreasonably withheld or delayed, except as provided for in the Transaction Documents, save that the Guarantor shall be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement without such consent to any successor Bond Trustee in exercise of its rights under the Security Agreement.

18.2

Each of the Seller and the Servicer acknowledges that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right each of the Seller and the Servicer hereby waives) and each of the Seller and the Servicer hereby waives as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between it and the Guarantor.

19.	BOND TRUSTEE

19.1

If there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed, the remaining Bond Trustee and/or the retiring Bond Trustee, the Servicer, the Seller and the Guarantor shall execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding shall give notice thereof to the Rating Agencies.

19.2

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any obligations or liabilities to the Seller, the Servicer or the Guarantor under this Agreement notwithstanding any provision herein or therein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 16. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee shall not be responsible for any liability occasioned by so acting.

20.	LIMITATION OF LIABILITY

20.1

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by Law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually, electronically or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

22.	GOVERNING LAW

22.1	This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

22.2

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

[Signature page follows]

IN WITNESS whereof the parties have caused this Agreement to be executed the day and year first before written.

BANK OF MONTREAL, as Seller, Servicer and Cash Manager		BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC., as Guarantor

By:	/s/ Cathy Cranston	By:	/s/ Chris Hughes
	Name: Cathy Cranston		Name: Chris Hughes
	Title: Senior Vice President, Finance & Treasurer		Title: President and Secretary
COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee
		By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

		By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Servicing Agreement

SCHEDULE 1

LOCATION OF RECORDS